EXHIBIT 4.1

SENIOR SECURED PROMISSORY NOTE

Amount: $300,000.00 USD	DUE: November 1, 2015

INTELLIGENT LIVING INC., a Nevada corporation with offices at 20801 Biscayne Blvd., Suite 403, Miami, FL 33180 (herein called the “Maker”), for value received, hereby promises to pay to HOYTS HOLLOW MANAGEMENT LLC, a Florida limited liability company with offices at. 200 S. Andrews Ave., Suite 703B, Fort Lauderdale, FL 33301 (“Payee”), on the Maturity Date (hereinafter defined), or earlier as hereinafter provided the principal sum of THREE HUNDRED THOUSAND Dollars ($300,000) (the “Principal”), and to pay interest on such Principal on Schedule A (or on any such earlier date), as set forth below.

1.   Incorporation by Reference.  Reference is made to that certain Security Agreement dated as of even date herewith, as amended, among the Maker and Payee (the “Security Agreement”). All capitalized terms which are used but not defined herein, shall have the meanings ascribed to them in the Security Agreement.

2.   Definitions.

 (a)    The term “Maturity Date” shall mean November 1, 2015.

 (b)    The term “Event of Default” shall mean any event specified in Section 9(a) of this Note or a default under Merger Documents as set forth in Section 21.

 (c)    The term “Termination Date” shall have the meaning ascribed to it in Section 9(b) hereof.

3.   Payment Terms. The Maker shall irrevocably and unconditionally pay to Payee, without set-off or deduction, the Principal of this Note on the earlier of the Maturity Date, the dates set forth on “Schedule A” or the Termination Date.  The Principal shall bear interest on the unpaid amount thereof from the date of this Note until paid in full, at the rate of EIGHTEEN percent (18%) per annum.   Interest shall be payable at Maturity.  Interest on the Principal amount of this Note following an Event of Default shall accrue at the rate of two percent (2%) per month, compounded monthly, until paid.  In no event shall Payee be entitled to receive interest in excess of the legally permissible rate of interest.  In the event that Payee receives payments under this Note that are deemed excessive interest under applicable law, such excess will be applied first to the costs referred to in Section 12 hereof and then to the Principal of this Note. If, in such instance, such costs and the Principal are paid in full, any remaining excess shall be refunded to by the Maker.

4.   Acceleration. Notwithstanding any provision of this Note to the contrary, upon the occurrence of an Event of Default (hereinafter defined) under this Note, the Principal and all then accrued interest thereon shall become immediately due and payable, without demand, notice or other action by Payee.  All payments received by Payee after an Event of Default under this Note will be applied first to the costs referred to in Section 12 hereof, then to all accrued interest hereunder and next to the Principal of this Note.

5.   Place and Manner of Payment. All payments of Principal and interest under this Note (and all other amounts payable hereunder) shall be made to Payee on the Maturity Date, or earlier as and to the extent provided in this Note, at the address of Payee hereinbefore set forth or, at Payee's request, to Payee at such other place as Payee may, from time to time, designate in writing (or by wire transfer pursuant to written instructions provided to Maker by Payee). If any payment hereunder becomes due on a Saturday, Sunday or legal holiday, such payment shall become due on the next business day.  All payments of Principal and interest under this Note shall be deemed made only upon receipt by Payee.

6.   Prepayment. The Maker shall have the right to prepay the unpaid Principal of this Note, and/or any accrued interest thereon, in whole or in part, at any time prior to the Maturity Date at the rate of 125% of the principal then outstanding plus accrued and unpaid interest. Additionally, any payments that result from the receipt of proceeds from the collateral as set forth in Section 7 shall be a “prepayment” and subject to this section.

7.   Security. As collateral security for the Maker’s obligations to make full and timely payment of the Principal, and all accrued interest and other amounts payable under this Note, the Maker has granted a security interest in and any and all cash flow of the Maker including payments from any purchase orders including but not limited to those on “Schedule B” attached hereto. Pursuant hereto and the attached Security Agreement the Payee may file a UCC-1 in the appropriate jurisdiction(s) to secure its interests. Maker represents and warrants that it holds good and clear title to the assets set forth on Schedule B.

8.   Fees. The Borrower shall pay the legal and administrative fees of the Lender associated with this Agreement in an amount equal to $6,000. Maker shall pay any documentary stamps or other taxes that may be due on this note and shall provide Payee with proof of payment of the same within 5 days of the date hereof.

9.   Default.

(a)           If one or more of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), each such event shall, for purposes of this Note, be deemed an “Event of Default”:

(i)       default by the Maker in payment of the Principal of this Note or any accrued interest hereunder, as and when the same shall become due and payable, whether at Maturity or on a date fixed for payment, prepayment, or by acceleration or otherwise; or

(ii)            default by the Maker in the performance or observance by it of any other covenant, agreement, term or condition contained in this Note; or

(iii)           failure of Maker to pay the documentary stamps or other taxes due on this note within 5 days of the date hereof; or

(iv)           the Maker's making of an assignment for the benefit of its creditors or admitting in writing its inability to pay its debts generally as they become due; or

(v)            the entry of a final order, judgment or decree adjudicating the Maker bankrupt or insolvent; or

(vi)           the Maker's petitioning or applying to any court of competent jurisdiction or other tribunal for the appointment of a trustee or receiver, or of any substantial part of its assets or properties, or the commencement by the Maker of any proceedings under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or similar law of any jurisdiction whether now or hereafter in effect; or the filing of any such petition or application, or the commencement of any such proceedings, against the Maker, if the Maker by any act indicates its approval thereof, consents or acquiesces therein, or the entry of any order, judgment or decree appointing any such trustee or receiver, or approves the petition in any such proceedings, if such order, judgment or decree remains unstayed or unbonded and in effect for more than thirty (30) days; or

(vii)           the Maker’s failure to use the proceeds of the Loan for the purposes as stated herein.

(b)   Upon the occurrence of an Event of Default, the holder of this Note may, by notice in writing to the Maker, declare the Principal of this Note then outstanding, and all interest accrued thereon, to be immediately due and payable without presentment, demand or other notice of any kind, all of which are hereby waived, and upon any such notice the same shall become and shall be immediately due and payable, notwithstanding  anything contained in this Note to the contrary (the “Termination Date”).

10.   Loan Reinstatement.  If, at any time after payment in full of this Note, any payments previously made under this Note must be disgorged by the Payee for any reason whatsoever, this Note shall be reinstated as to all disgorged payments as if such payments had not been made, until payment in full of all obligations of the Maker under this Note are made.

11.   Waiver of Presentment, Demand and Notice.  The Maker hereby waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the terms of this Note (except as specifically provided elsewhere in this Note) and the Maker hereby agrees that its liability under this Note shall be without regard to the liability of any other party, including any guarantor of this Note, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee.  The Maker hereby agrees that additional makers, endorsers, guarantors or sureties may become parties to this Note without notice to the Maker and without affecting the Maker's liability hereunder.

12.   Right to Cure. Regardless of anything stated otherwise, Payee shall have five (5) business days to cure any breach of this Note by remitting payment to the Maker from the date of written notice of default.

13.   Costs of Collection.  In the event that Payee shall take any action to enforce its rights under this Note after an Event of Default, including the commencement of any legal action or proceeding to enforce the terms of this Note (or takes any action to enforce its security interest in the Pledged Shares following an Event of Default under this Note), the Payee shall be entitled to recover from the Maker, upon demand, all costs and expenses incurred by it in connection therewith (including, without limitation, all of Payee’s attorneys' fees and disbursements), together with interest on any judgment obtained against Maker, at the then prevailing legal rate of interest.

14.   Remedies Cumulative.  The rights and remedies of Payee provided in this Note shall be cumulative and concurrent and exclusive of all rights and remedies provided by law or in equity and Payee may, at its election, pursue its rights and remedies against the Maker hereunder or thereunder, singly, successively, or together, at the sole discretion of Payee, and all of such rights and remedies may be exercised separately as often as occasion therefor shall occur.  The failure of Payee to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

15.   Severability.  If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be unaffected thereby.

16.   No Waiver by Payee.  Payee shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in any such writing.  A waiver of one event shall not be construed as continuing or constitute a bar to or waiver of any right or remedy with respect to a subsequent event.

17.   Modification; Governing Law.  The provisions of this Note may not be modified or amended except by an instrument in writing signed by the party to be bound thereby.  This Note and the respective rights and obligations of the Maker and Payee hereunder shall be governed by and construed in accordance with the laws of the State of Florida with respect to contracts made and to be fully performed therein and without regard to the principles of conflicts of laws thereof.  The parties hereto agree that any legal action or proceeding brought to enforce the terms of this Note shall be brought in the state or federal courts located in Broward County, Florida, or any other court of competent jurisdiction selected by Payee, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum. The parties hereto specifically agree that service of process in any such proceeding may be made, and such service of process shall be effective if made, pursuant to Section 17 hereto.

18.   Notices.  All notices, consents, requests, demands and other communications required or permitted to be given under this Note shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto at their respective addresses set forth on the first page of this Note (or to such other address as either of the parties hereto shall specify by notice given in accordance with this provision).  All such notices, consents, requests, demands and other communications shall be deemed given when personally delivered, as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective only upon receipt.

19.   Binding Effect.  This Note shall be binding upon the Maker and its successors and permitted assigns and shall inure to the benefit of Payee and its successors and assigns. The Maker shall not have the right to assign this Note, or any of its obligations hereunder, without the written consent of Payee, which consent shall be within Payee's sole and absolute discretion. This Note shall extend to and enure to the benefit of the Maker, its successors and assigns, and every reference herein to the Payee as a reference to and shall be construed as including the Payee, its successors and assigns, to and upon whom this promissory note shall extend and be binding. The Payee in its sole and absolute discretion may assign this note to any third party without the consent of the Maker.

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be signed in its name by its duly authorized officer and to be dated the day and year above written.

INTELLIGENT LIVING INC.

April 25, 2014	By:	/s/ Paul Favata
Paul Favata
President

SCHEDULE A

Month	Payment	Interest	Principal	Balance
0					$300,000.00
6/1/2014	$19,141.73	$4,500.00	$14,641.73		$285,358.27
7/1/2014	$19,141.73	$4,280.37	$14,861.36		$270,496.90
8/1/2014	$19,141.73	$4,057.45	$15,084.28		$255,412.62
9/1/2014	$19,141.73	$3,831.19	$15,310.55		$240,102.08
10/1/2014	$19,141.73	$3,601.53	$15,540.20		$224,561.88
11/1/2014	$19,141.73	$3,368.43	$15,773.31		$208,788.57
12/1/2014	$19,141.73	$3,131.83	$16,009.91		$192,778.66
1/1/2015	$19,141.73	$2,891.68	$16,250.05		$176,528.61
2/1/2015	$19,141.73	$2,647.93	$16,493.81		$160,034.80
3/1/2015	$19,141.73	$2,400.52	$16,741.21		$143,293.59
4/1/2015	$19,141.73	$2,149.40	$16,992.33		$126,301.26
5/1/2015	$19,141.73	$1,894.52	$17,247.22		$109,054.04
6/1/2015	$19,141.73	$1,635.81	$17,505.92		$91,548.12
7/1/2015	$19,141.73	$1,373.22	$17,768.51		$73,779.61
8/1/2015	$19,141.73	$1,106.69	$18,035.04		$55,744.57
9/1/2015	$19,141.73	$836.17	$18,305.57		$37,439.00
10/1/2015	$19,141.73	$561.59	$18,580.15		$18,858.85
11/1/2015	$19,141.73	$282.88	$18,858.85	$

SCHEDULE B

Use of Proceeds

1.           $150,000 to Purchase the Assets Pursuant to the certain Asset Purchase Agreement by and between Intelligent Living Inc. and A1 Perfect Solutions Inc., a New Jersey corporation.

2.           $150,000 to Purchase the Assets Pursuant to the certain Asset Purchase Agreement by and between Intelligent Living Inc. and Venturian Group, LLC, a Florida Limited Liability Company.

Assets Subject to Security

For the purpose of securing prompt and complete payment and performance by the Company of all of the Obligations, the Company unconditionally and irrevocably hereby grants to the Secured Party a continuing security interest in and to, and lien upon, all of the Company’s and its current or future subsidiaries’ assets, including specifically the following Pledged Property of the Company (which term for purposes of this Exhibit shall be deemed to include all current or future acquired subsidiaries including but not limited to those assets acquired pursuant to the above referenced asset purchase agreements):

1.           the assets of the Company purchased with the funds of this Note, including, but not limited to, all goods, wares, merchandise, parts, supplies, finished products, other tangible personal property, including such inventory as is temporarily out of Company’s custody or possession and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing;

2.           all accounts and other receivables from the sales of the company, instruments or other forms of obligations and rights to payment of the Company (herein collectively referred to as “Accounts”), together with the proceeds thereof, all goods represented by such Accounts and all such goods that may be returned by the Company’s customers, and all proceeds of any insurance thereon, and all guarantees, securities and liens which the Company may hold for the payment of any such Accounts including, without limitation, all rights of stoppage in transit, replevin and reclamation and as an unpaid vendor and/or lienor, all of which the Company represents and warrants will be bona fide and existing obligations of its respective customers, arising out of the sale of goods by the Company in the ordinary course of business;

3.           all products and proceeds (including, without limitation, insurance proceeds) from the above-described Pledged Property.

SCHEDULE C

Payment Instructions

Jonathan D. Leinwand, P.A.
Trust (IOLTA) Account

Wells Fargo Bank NA
1798 NE MIAMI GARDENS DR
NORTH MIAMI BEACH, FL, 33179

ABA 121000248
Account # 7736252664

Ref:           Hoyts Hollow Managment